Exhibit 99.1

PRESS RELEASE
Contact: Martin J. Landon
(210) 255-6494

KINETIC CONCEPTS REPORTS
RECORD FINANCIAL RESULTS
FOR THE FIRST QUARTER OF 2003

San Antonio, Texas, May 13, 2003 - Kinetic Concepts, Inc. ("KCI") today reported first quarter 2003 net earnings of $16.9 million on revenue of $166.6 million, compared to prior-year net earnings of $8.4 million on revenue of $127.1 million. The first quarter 2003 results reflect overall revenue growth of 31.0% while net earnings doubled period-to-period. Operating earnings for the first three months of 2003 were $33.1 million, up 34.7% from the prior year. EBITDA for the quarter ended March 31, 2003 was $43.6 million, up 32.0% as compared to $33.0 million for the same period one year ago.

The following table presents a summary of reported results (dollars in thousands):

                                                                                 Three months ended
                                                                                         March 31,
                                                                         2003             2002         %Change
                     Revenue                                 $  166,584      $ 127,141          31.0
                     Gross Profit                            $   73,979       $   55,746          32.7
                     Operating Earnings                $   33,073       $   24,554          34.7
                     Net Earnings                          $   16,927       $     8,433        100.0
                     EBITDA                                $   43,559       $    32,997         32.0

"Our first quarter performance was on track with our high expectations," stated Dennert O. Ware, President and CEO of KCI. "We continued to focus on improving patient outcomes at a lower overall cost of care with advanced wound care technologies and the healthcare market responded with increased demand for our products. We were especially pleased to hear that our products were of assistance to people in need during the military action in Iraq. We are excited by the challenges and opportunities associated with this type of growth."

Reconciliation of EBITDA to Operating Earnings

KCI's credit agreements require us to meet certain financial ratios and measures. One such required measure is Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"). This financial measure is reconciled to the attached financial statement summary as noted below.

                                                                              Three months ended
                                                                                       March 31,
                                                                                   2003                  2002
                     Operating Earnings                           $  33,073          $  24,554
                     Add: Depreciation                                  9,952                7,537
                               Amortization                                   134                   896
                               Interest Income                                400                    10
                     EBITDA                                           $   43,559         $  32,997

Revenue Growth

Revenue for the first quarter of 2003 was $166.6 million. Rental revenue for the first quarter of 2003 was $129.4 million, an increase of $28.0 million, or 27.6%, from a year ago. Sales revenue for the three months ended March 31, 2003 was $37.1 million, an increase of $11.4 million, or 44.4%, compared to the first quarter of 2002. Domestic rentals of $103.2 million increased $20.3 million, or 24.4%, due directly to increased use of V.A.C. wound-healing devices. International rentals of $24.7 million, on a constant exchange basis, were up $4.4 million, or 21.5%, from the prior year, with $3.4 million of the international improvement coming from increased V.A.C. usage. Favorable foreign currency exchange movements added $3.4 million to the remaining rental revenue growth when compared to the prior-year quarter.

Worldwide surface rentals for the first quarter of 2003, on a comparable, constant-exchange basis, totaled $55.1 million, up 1.1%, from a year ago. Domestic surface rentals were down 1% compared to the prior year, as growth in the acute care setting was offset by lower unit volumes in the extended and home care markets. International surface rentals, on a constant exchange basis, increased $1.0 million, or 5.9%, from the prior-year period.

Domestic sales revenue of $24.1 million for the quarter increased $7.6 million, or 46.2%, from the prior year due primarily to increased V.A.C. platforms' rentals resulting in increased demand for associated disposables and dressing sales, which were partially offset by lower sales of vascular products. International sales of $12.4 million, on a constant exchange basis, increased $2.2 million, or 22.0%, from the prior-year period primarily due to increased demand for our V.A.C. platforms and related disposables. Favorable foreign currency exchange movements added $1.6 million to the remaining sales revenue improvement when compared to the prior-year quarter.

Operating Margins

Gross profit for the first quarter of 2003 was $74.0 million, an increase of $18.2 million, or 32.7%, from the prior-year period. Operating earnings for the first three-month period of 2003 were $33.1 million, an increase of $8.5 million from the same period one year ago directly attributable to the increase in revenue for the period, partially offset by higher operating costs and expenses. Operating expenses for the first quarter increased $30.9 million, or 30.1%, to $133.5 million, due primarily to higher selling and V.A.C. licensing fees of $7.1 million, higher field operating expenses of $5.7 million and higher cost of sales of $4.0 million. The total number of KCI employees at the end of the first quarter was 3,498, an increase of 486, or 16.1%, from a year ago and up 153, or 4.6%, from December 31, 2002.

Liquidity and Capital Resources

Operating cash flow for the first quarter of 2003 was $205.1 million as compared to $775,000 for the prior-year period. During the first quarter of 2003, the Company received $175 million from the previously announced settlement of an anti-trust lawsuit. Excluding the litigation settlement, operating cash flow for the first quarter of 2003 was $30.1 million, which is more indicative of the actual performance of the business. This increase was due primarily to higher earnings for the period and improved working capital management. Working capital changes, excluding the litigation settlement, generated $1.0 million of cash in the first quarter of 2003 compared to cash usage of $19.2 million in the prior-year period. Accounts receivable increased $5.1 million during the three months ended March 2003, compared to an $11.0 million increase during the first quarter of last year. Accounts receivable days outstanding improved 9.1% to 85.2 days compared to 93.7 days in the prior year. Inventory declined $3.1 million during the period, compared to an increase of approximately $400,000 in the 2002 quarter. Cash flows used for investing activities were $17.8 million for the first quarter of 2003, down approximately $2.8 million, or 13.6%, from $20.6 million in the prior year. The year-to-year change was due primarily to a business acquisition completed in the first quarter of 2002 for $3.7 million, partially offset by increased net capital expenditures of $1.8 million.

As of March 31, 2003, total interest-bearing debt was $414.9 million, down $107.0 million from year-end 2002. In January, the Company used a portion of the $175.0 million litigation settlement proceeds to pay down debt under the Senior Credit Facility. Net of cash, total interest-bearing debt at March 31, was $277.7 million, a decrease of $189.7 million from the prior year, due to the settlement payment, improved receivable collections, an increase in taxes payable related to tax liabilities for the litigation settlement, and improved working capital management including inventory and licensing fee payments. Liquidity under the revolving credit facility at March 31, 2003 was $39.1 million.

Earnings Release Conference Call

We have scheduled an earnings release conference call for 10 a.m. central daylight savings time, Tuesday, May 13, 2003. A webcast recording of the call may be accessed on our website at:

http://www.kci1.com/investor/index.asp after 12:00 noon, on Tuesday, May 13, 2003. Click on: Webcast - Q1 2003 Kinetic Concepts Earnings Call.

Kinetic Concepts, Inc. develops and markets innovative therapeutic healing systems that address skin breakdown, circulatory problems and pulmonary complications associated with patient immobility and chronic wounds. The Company's healing systems include specialty beds, mattress replacement systems, negative pressure wound therapy and related medical devices. Kinetic Concepts serves hospitals, long-term care facilities and patients in home care settings both in the U.S. and abroad.

This press release contains forward-looking statements including, but not limited to, projections of future revenue and operating results, market penetration and the financial condition of the Company. The forward-looking statements contained herein are based on the Company's current expectations and are subject to a number of risks and uncertainties which could cause the Company to fail to achieve its current financial projections, including a change in the demand for the V.A.C. Certain risk factors that may impact the forward-looking statements set forth herein are detailed from time-to-time in the Company's Securities and Exchange Commission filings.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
     Selected Consolidated Financial Data
(Unaudited)

(in thousands)

                                                                                                               Three months ended
                                                                                                                      March 31,
                                                                                                           2003                      2002
Consolidated Statement of Earnings Data:

Revenue:
   Rental and service                                                                     $    129,442                  $    101,415
   Sales and other                                                                                  37,142                         25,726
        Total revenue                                                                            166,584                       127,141

Operating expenses                                                                            133,511                        102,587

                                                                                                       ________                      ________
        Operating earnings                                                                    33,073                          24,554

Other expense                                                                                        5,990                          10,842

        Earnings before income taxes                                                   27,083                           13,712
Income taxes                                                                                       10,156                             5,279
        Net earnings                                                                       $      16,927                    $       8,433
Consolidated Statement of Cash Flow Data:

Depreciation and amortization (1)	$ 10,086	$ 8,433
Cash interest expense	$ 7,599	$ 9,729
Interest income	$ 400	$ 10
EBITDA (2)	$ 43,559	$ 32,997
Net capital expenditures	$ 17,474	$ 15,627

	March 31,	December 31,
Consolidated Balance Sheet Data:	2003	2002

Interest bearing debt	$ 414,850	$ 521,850
Total assets	$ 539,595	$ 618,059

(1)  Excluding amortization of loan issuance costs
(2)  Including interest income, as defined in Senior Credit Agreement

                                                KINETIC CONCEPTS, INC. AND SUBSIDIARIES

                                                        SUPPLEMENTAL REVENUE DATA

                                                                               (Unaudited)

                                                                             (in thousands)

	Three months ended
	March 31,
	2003	2002

Domestic V.A.C. Revenue	$ 82,380	$ 54,630
International V.A.C. Revenue	15,824	7,864
Total V.A.C.	$ 98,204	$ 62,494

Domestic Surfaces/Other	$ 44,829	$ 44,725
International Surfaces/Other	23,551	19,922
Total Surfaces/Other	$ 68,380	$ 64,647

Grand Total V.A.C./Surfaces	$ 166,584	$ 127,141

Domestic Rentals	$ 103,150	$ 82,897
Domestic Sales	24,059	16,458
Total Domestic	$ 127,209	$ 99,355

International Rentals	$ 26,292	$ 18,518
International Sales	13,083	9,268
Total International	$ 39,375	$ 27,786

Domestic - Acute	$ 59,696	$ 50,630
Domestic - Extended	21,614	16,727
Domestic - Home/Other	45,899	31,998
Total Domestic	$ 127,209	$ 99,355